Exhibit 10.1
ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (this "Agreement") is entered into effective the 1st day of October, 2009 by and between Summit Trading Limited ("Advisor") and Neah Power Systems, Inc. (the "Company").

WHEREAS, Advisor is engaged in the business of providing various professional and consulting services for and on behalf of businesses whose equity securities are publicly traded; and,

WHEREAS, in accordance with and subject to rules, regulations and policies of the Securities and Exchange Commission and consistent with federal and state law, Advisor provides advisory services on behalf of its clients on numerous matters pertaining to strategic business planning and new business development (“Services”), which may include Advisor to provide opinions on matters relating to mergers, acquisition, marketing, and financing transactions; and,

WHEREAS, the Company, whose shares are publicly traded under the ticker symbol “NPWZ”, has recognized the need for assistance from Advisor on its behalf; and,

WHEREAS, the Company desires to engage Advisor to assist in its business efforts, and Advisor desires to provide the above specified Services as agreed to by both parties and any other matters concerning the public image, marketing, international market awareness, or business nature of the Company that the Company and Advisor believe is necessary; and,

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency are acknowledged, the parties agree as follows:

1.      Engagement.  The Company engages Advisor and Advisor accepts the engagement from the Company to perform Services upon the terms and conditions of this Agreement, as an independent Advisor to the Company.  Advisor agrees to devote the necessary time required to perform the duties and tasks as may be required from time to time by the Company.  Primarily, Advisor shall identify, introduce, engage, and compensate Investor Relations and/or Public Relations firms (“Firms”), approved in writing by the Company, to provide IR and PR services on behalf of the Company.

2.      Term of Engagement.  The term will be for up to 12 months from the date of this Agreement. This Agreement may be terminated by either party for any reason, and in the event of termination, compensation to Advisor will be prorated based on expenditures paid by Advisor to compensate Firms.

3.      Compensation. Advisor shall receive ONE MILLION SIX HUNDRED FIFTY THOUSAND (1,650,000) shares of the Company’s common stock upon the execution of this Agreement to provided the Services, of which 95% of the value will represent compensation to be applied against services to be provided by Firms. Advisor shall not be reimbursed by the Company for any expenses it incurs in providing the Services.

4.      Independent Contractor.  Advisor is an independent contractor and not an employee, partner, joint venture or other representative of the Company.  Advisor is not under the direct or indirect control of the Company.  Advisor may assign certain tasks to other affiliated or non-affiliated third party providers to assist with performing Services.  Advisor agrees that it shall have no participation in any employee benefit programs now in effect or hereafter established by the Company or the Company, and Advisor shall not be entitled to participate in health, accident, and life insurance programs, vacation benefits, and pension, profit sharing or other employee benefits.

5.      Communications with the Public.  Advisor recognizes that any information, prior to publishing or publicly disseminating, either verbally, electronically, or by mail, and that which references the Company, and/or the Company’s business (the “Information”) shall be approved by the Company. In all respects, any Information published or represented by Advisor shall be consistent with any such materials, press releases, corporate filings, and other such data made public solely by the Company.

7.      Assignment.  This Agreement may be assigned by the Advisor at any time other than to a competitor of the Company, with ten (10) business  days notice to the Company.

8.    Miscellaneous.

(a)
Notices.  Any notice, request, demand or other communication required to be made or which may be given to either party hereto shall be delivered by certified U.S. mail, postage prepaid, to that party's attention at the address set forth below or at such other address as shall be changed from time to time by giving notice hereunder.

Advisor: Summit Trading Limited
120 Flagler Avenue
New Smyrna Beach, FL 32169
Telephone: 386-409-0200

Company: Neah Power Systems, Inc.
22122 SE 20th Avenue, Suite 142
Bothel, WA 98021
Telephone: 425-424-3324

(b)
Entire Agreement.  This document constitutes the complete and entire agreement between the parties hereto with reference to the subject matters hereof. No statement or agreement, oral or written, made prior to or at the signing hereof, and no prior course of dealing or practice by either party shall vary or modify the written terms hereof.

(c)
Headings.  The headings and captions contained in this Agreement are for ease and convenience of reference only and shall not be deemed for any purpose to affect the substantive meaning of the rights and duties of the parties hereto in any way.

(d)	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and there respective successors and assigns.

(e)
Counterparts.  This Agreement may be executed in multiple counterparts, each of which has the same text and each of which shall be deemed an original for all purposes, but together they constitute one single and the same agreement.

(f)	Amendments. This Agreement may be amended only by a written document signed by the parties and stating that the document is intended to amend this Agreement.

(g)	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California but without regard to its conflict of law principles.

(h)
Resolution of Disputes.  The parties agree to resolve all disputes arising under or in connection with this Agreement by final and binding arbitration, which either party may initiate 60 days after the parties have failed to reach a mutually acceptable agreement after negotiating in good faith to do so. The arbitration shall be conducted in accordance with the Commercial Rules of Arbitration of the American Arbitration Association, held in Los Angeles, California.

(i)
Severability.  If any provision of this Agreement or the application thereof to any person or circumstances shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

(l)
Waiver.  The failure of a party to enforce any provision of this Agreement shall not constitute a waiver of such party's right to thereafter enforce such provision or to enforce any other provision at any time.

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the date of this Agreement.

Advisor – Summit Trading Limited	Company – Neah Power Systems, Inc.

BY:	BY:

ITS:	ITS:

3